UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2026

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Power Integrations, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	000-23441	94-3065014
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5245 Hellyer Avenue

San Jose, California 95138-1002

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code (408) 414-9200

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	POWI	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 2, 2026, the Board of Directors (the “Board”) of Power Integrations, Inc. (the “Company”) approved a revised form of indemnification agreement (the “Indemnification Agreement”) to be entered into between the Company and each of its directors and officers. The new form Indemnification Agreement supersedes the Company’s previous form of indemnification agreement.

The Indemnification Agreement provides, among other things, that the Company will indemnify the director or officer (the “Indemnitee”) to the fullest extent permitted by law against all expenses and, in the case of proceedings other than those brought by or in the right of the Company, judgments, fines and amounts paid in settlement actually and reasonably incurred by or on the Indemnitee’s behalf, in each case, in connection with proceedings in which the Indemnitee is involved by reason of any action taken or failure to act while serving as a director or officer of the Company, or of another enterprise at the request of the Company, provided that the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. The Company will also indemnify the Indemnitee to the fullest extent permitted by law against all expenses actually and reasonably incurred by or on the Indemnitee’s behalf in connection with any such proceeding or defense, in whole or in part, to which the Indemnitee is a party or participant and in which the Indemnitee is successful.

In addition, and subject to certain limitations, the Indemnification Agreement provides for the advancement of expenses incurred by the Indemnitee in connection with any proceeding not initiated by the Indemnitee (subject to limited exceptions), and the reimbursement to the Company of the amounts advanced (without interest) to the extent that it is ultimately determined that the Indemnitee is not entitled to be indemnified by the Company.

The Indemnification Agreement does not exclude any other rights to indemnification or advancement of expenses to which the Indemnitee may be entitled, including any rights arising under applicable law, the Company’s Certificate of Incorporation or Bylaws, a vote of stockholders or a resolution of directors or otherwise.

The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Indemnification Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.02. Results of Operations and Financial Condition.

On February 5, 2026 the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On February 1, 2026, the Board of Directors of the Company approved a reduction in force that resulted in the termination of approximately 7% of the Company’s global workforce on February 2, 2026 in order to decrease the Company’s costs and create a more efficient organization to support its business. In connection with the reduction in force, the Company estimates it will incur between approximately $3.5 million and $4.0 million of costs, substantially all of which are related to employee severance and benefit costs, which the Company expects to recognize in the first quarter of 2026. The Company expects to substantially complete the reduction in force by the end of the first quarter of 2026. The estimates of costs and expenses that the Company expects to incur in connection with the workforce reduction are subject to a number of assumptions and actual results may differ materially. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the workforce reduction.

Item 8.01. Other Events.

On February 5, 2026, the Company announced that Balu Balakrishnan stepped down from his position as Chairman of the Board.  Mr. Balakrishnan will continue to serve as a director on the Board.

The Board has appointed Balakrishnan S. Iyer to serve as the new Chairman of the Board. The Board will no longer have a Lead Independent Director, as Mr. Iyer is an independent director.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1	Power Integrations, Inc. Form of Indemnification Agreement
Exhibit 99.1	Press release dated February 5, 2026
Exhibit 104	Cover Page Interactive Data File (Formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Power Integrations, Inc.

Dated:	February 5, 2026	By:	/s/ NANCY ERBA
Nancy Erba
Chief Financial Officer